Exhibit 99.1

Paramount Gold and Silver Corp. Announces Completion of Spin-Off and Acquisition by Coeur Mining, Inc.

Winnemucca, Nevada – April 17, 2015. Paramount Gold and Silver Corp. (NYSE/TSX: PZG) (“Paramount” or the “Company”) announced today that the proposals related to the merger agreement with Coeur Mining, Inc. (“Coeur”) were approved by both Paramount and Coeur stockholders and that the transaction has closed. Immediately prior to the consummation of the merger, Paramount distributed pro rata to its stockholders 8,101,371 shares of Paramount’s wholly-owned subsidiary, Paramount Gold Nevada Corp. (“SpinCo”). SpinCo is expected to begin “regular way” trading on the NYSE MKT on April 20, 2015 under the symbol “PZG”, CUSIP number 69924M109.

The company is pleased to report the voting results from the special meeting of its stockholders that was held earlier today at which Paramount stockholders approved the merger proposal. Stockholders representing 54% of Paramount’s common stock outstanding voted and of that 97% voted for the merger proposal. Based on preliminary voting results at a special meeting of Coeur stockholders held today, Coeurs proposal was approved by Coeur stockholders owning approximately 98% of the shares voted. Paramount stockholders also approved the proposal to approve, on an advisory (non-binding) basis, compensation that may be payable to Paramount’s named executive officers in connection with the merger.

In connection with today’s closing of the merger transaction, approximately 32.7 million shares of Coeur common stock were issued to Paramount stockholders and approximately $10 million in cash was contributed to SpinCo, in which Coeur has retained a 4.9% interest.

In connection with the completion of the transaction, Paramount’s common stock will be delisted from the NYSE MKT and Toronto Stock Exchange, Paramount will no longer trade as an independent company after market close today and will be a wholly-owned subsidiary of Coeur.

About Paramount

Paramount is a U.S.-based exploration and development company with multi-million ounce advanced stage precious metals projects in northern Mexico (San Miguel) and Nevada (Sleeper).

The San Miguel Project consists of over 100,000 hectares (over 247,000 acres) in the Palmarejo District of northwest Mexico, making Paramount the largest claim holder in this rapidly growing precious metals mining camp. The San Miguel Project is ideally situated near established, low cost production where the infrastructure already exists for early, cost-effective exploitation. A second Preliminary Economic Assessment (PEA) for San Miguel was completed and announced on August 25, 2014.

The Sleeper Gold Project is located off a main highway about 25 miles from the town of Winnemucca. In 2010, Paramount acquired a 100% interest in the project including the original Sleeper high-grade open pit mine operated by Amax Gold from 1986 to 1996 as well as staked and purchased lands now totaling 2,570 claims and covering about 47,500 acres which stretch south down trend to Newmont’s Sandman project. This acquisition is consistent with the Company’s strategy of district-scale exploration near infrastructure in established mining camps. A PEA was completed for Sleeper and announced on July 30, 2012.

Paramount Gold and Silver Corp.
Christopher Crupi, CEO

Chris Theodossiou, Investor Relations
(866) 481 2233